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                                                                    Exhibit 23.5

                                  Consent of

              Merrill, Lynch, Pierce, Fenner & Smith Incorporated

We hereby consent to the use of our opinion letter dated July 31, 1997 to the Board of Directors of Argyle Television, Inc. included as Appendix B to the
Schedule 14A that forms a part of the Proxy Statement/Prospectus relating to the proposed merger of HAT Merger Sub, Inc., a wholly-owned subsidiary of The Hearst Corporation, with and into Argyle Television, Inc. and to the references to such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons the consent of whom is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                     INCORPORATED

                                        By:  /s/ John Trousdale
                                           ----------------------------------

July 29, 1997.